Exhibit 99.1

Oasis Petroleum Inc. Announces Quarter Ending March 31, 2013 Earnings

Houston, Texas — May 7, 2013 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial results for the quarter ended March 31, 2013.

Highlights for the first quarter of 2013 include:

•

Increased average daily production to 30,153 barrels of oil equivalent per day (“Boepd”), a 71% increase over the first quarter of 2012. Average daily production increased by 9% compared to the fourth quarter of 2012 and exceeded the Company’s guidance range of 27,000 to 29,000 Boepd.

•

Increased revenue to $248.3 million in the first quarter of 2013, up from $138.6 million in the first quarter of 2012 and $214.3 million in the fourth quarter of 2012, for an increase of 79% and 16%, respectively.

•	Completed and placed on production 31 gross (26.6 net) operated wells in the first quarter of 2013.

•

Grew Adjusted EBITDA to $191.4 million, an increase of $90.2 million over the first quarter of 2012 and a sequential increase of $27.9 million over the fourth quarter of 2012. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.

•

Formed Oasis Midstream Services (“OMS”), a wholly-owned subsidiary of Oasis, which provides midstream services to the Company through the Company’s salt water disposal (“SWD”) and other midstream assets held by OMS.

“The momentum of our operational success continued into the first quarter, as we again exceeded our production guidance and drove down our average capital cost per well by 5% to $8.4 million, excluding the impact of Oasis Well Services (“OWS”),” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “OWS remains a key value driver for Oasis on numerous fronts, including driving down well costs and increasing the efficiency and quality of our fracs. OWS reduced overall capital expenditures (“CapEx”) for the Company by $8.1 million in the first quarter of 2013, which equates to $0.3 million per net operated well completed in the first quarter.”

Mr. Nusz added, “Our drilling and completions teams performed extremely well through tough winter conditions and our production team continues to do a great job minimizing downtime on our operated wells. The land team increased our working interest in operated wells, and our lower well costs offset the additional capital costs associated with the increase in net completions relative to our original plan, leaving our drilling and completion capital in the first quarter in line with our plan. We expect that the pace of gross operated completions will decline to 18 to 20 wells during the second quarter of 2013, as we manage the logistics of pad drilling operations and spring break-up. Along with that, we expect volumes in the second quarter to be relatively flat compared to the first quarter, and we currently expect second quarter production to range between 29,000 Boepd and 31,000 Boepd. Additionally, we are increasing our full-year guidance to 31,000 Boepd to 34,000 Boepd.”

Formation of Oasis Midstream Services

In the first quarter of 2013, Oasis formed OMS and transferred its SWD and other midstream assets to OMS. OMS provides midstream services to the Company and will provide Oasis with future optionality, as utilization of these assets continues to grow.

With the formation of OMS, the Company made the appropriate prospective changes to the presentation of financial statements. Therefore, the consolidated statement of operations now has revenue and operating expenses for OMS, which are related to the revenue and operating expenses for third-party working interest owners’ volumes in the Company’s operated wells. Historically, revenue from third parties was an offset to lease operating expenses (“LOE”), and it is now included within well services and midstream revenues. Additionally, the portion of the Company’s general and administrative (“G&A”) expenses, operating expenses and depreciation that is associated with operated volumes is now charged to LOE. The directional impact of OMS on the consolidated statement of operations is as follows:

•	Increase to revenue

•	Increase to operating expenses and LOE

•	Decrease to consolidated G&A expenses and depreciation

•	Neutral impact to adjusted EBITDA

Oasis is updating its outlook for 2013, see “Updated Outlook for 2013” below, due to the formation of OMS and its updated expectations for the year.

Operational and Financial Update

Average daily production by project area is listed in the following table:

	Quarter Ended:
	3/31/2013	12/31/2012	3/31/2012
Average daily production (Boepd)
West Williston	19,021	18,492	12,131
East Nesson	8,384	6,410	3,541
Sanish	2,748	2,654	1,961

Total	30,153	27,556	17,633

Percent Oil	91.5%	90.8%	91.9%

The following table describes the Company’s producing wells by project area in the Williston Basin as of March 31, 2013:

	Bakken/Three Forks Producing Wells
	West Williston		East Nesson		Sanish		Total Williston Basin
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Producing on or before 12/31/12:(1)
Operated	156	124.8	74	61.6	0	0	230	186.4
Non-Operated	49	4.2	72	5.9	256	19.9	377	30.0
Production started in Q1 2013:
Operated	21	18.1	10	8.5	0	0.0	31	26.6
Non-Operated	6	0.2	6	0.3	23	2.5	35	3.0
Total Producing Wells on 3/31/13:
Operated	177	142.9	84	70.1	0	0	261	213.0
Non-Operated	55	4.4	78	6.2	279	22.4	412	33.0

(1)	Balance includes changes that occured in the current reporting period for wells producing as of December 31, 2012.

Additionally, the Company also has a backlog of gross operated wells waiting on completion (“WOC”) and wells that were drilling as of March 31, 2013, as shown below:

	Gross Operated Wells
	WOC	Drilling
West Williston	10	5
East Nesson	11	5

Total	21	10

The Company’s average price per barrel of oil, without realized derivatives, was $93.33 in the first quarter of 2013, compared to $88.10 in the first quarter of 2012 and $86.82 in the fourth quarter of 2012. The Company’s average price differential compared to NYMEX West Texas Intermediate (“WTI”) crude oil index prices was 1% in the first quarter of 2013, compared to 14% in the first quarter of 2012 and 2% in the fourth quarter of 2012. The Company’s differentials continued to improve in the fourth quarter of 2012 and the first quarter of 2013 compared to the first quarter of 2012 due to transportation capacity additions in the Williston Basin outpacing production growth along with increased connections to third party oil gathering systems, which provide flexibility with access to numerous rail and pipeline delivery points, and fewer refinery constraints.

Revenues are detailed in the following table:

	Quarter Ended:
	3/31/2013	12/31/2012	3/31/2012
Revenues ($ in thousands):
Oil (excluding bulk oil purchase)	$231,675	$199,761	$129,855
Bulk oil purchase	—	—	1,521
Natural gas	9,976	8,873	6,530
Well services (OWS)	5,715	5,693	660
Midstream (OMS)	938	—	—

Total revenues	$248,304	$214,327	$138,566

Operating expenses are detailed in the following table:

	Quarter Ended:
	3/31/2013	12/31/2012	3/31/2012
Operating expenses ($ in thousands):
Lease operating expenses (LOE)	$19,489	$16,945	$9,816
Well services (OWS)	2,682	4,670	477
Midstream (OMS)	232	—	—
Marketing, transportation and gathering expenses (1)	3,340	2,610	1,186
Bulk oil purchase cost	—	—	1,383
Non-cash valuation charge	49	(636)	—

Total operating expenses	$25,792	$23,589	$12,862

Operating expenses ($ per Boe):
Lease operating expenses (LOE)	$7.18	$6.68	$6.12
Marketing, transportation and gathering expenses (1)	$1.23	$1.03	$0.74

(1)	Excludes bulk oil purchase cost and non-cash valuation charge.

The sequential quarter-over-quarter increase in LOE per BOE was primarily due to the formation of OMS in the first quarter of 2013. Excluding the impact of OMS, LOE would have been $6.58 per Boe in the first quarter of 2013 compared to $6.68 per Boe in the fourth quarter of 2012. The Company is increasing its overall LOE guidance range for the full year 2013 by $0.50 per Boe to $6.25 to $7.50 per Boe to account for the formation of OMS.

The increase in marketing, transportation, and gathering expenses from the fourth quarter of 2012 to the first quarter of 2013 is due to higher operated volumes flowing through third party oil gathering pipelines in the first quarter of 2013. Currently, the Company is flowing approximately 85% of its gross operated oil production through these gathering systems. While transporting volumes through third party oil gathering pipelines increases marketing, transportation and gathering expenses, it improves oil price realizations by reducing trucking costs, which are reflected in the oil price differential, rather than as an expense.

Production taxes as a percentage of oil and gas revenues were 9.1% in the first quarter of 2013, 9.6% in the first quarter of 2012 and 9.4% in the fourth quarter of 2012. The Company’s production tax rate decreased in the first quarter of 2013, primarily as a result of additional new Montana wells subject to lower incentivized production tax rates.

Depreciation, depletion and amortization expenses (“DD&A”) totaled $66.3 million in the first quarter of 2013, $38.9 million in the first quarter of 2012 and $66.0 million in the fourth quarter of 2012. DD&A was $24.42 per Boe in the first quarter of 2013, $24.23 per Boe in the first quarter of 2012 and $26.01 per Boe in the fourth quarter of 2012. The decrease in DD&A of $1.59 per Boe in the first quarter of 2013 over the fourth quarter of 2012 was primarily a result of the increase in reserves, lower well costs, and the impact of OMS.

G&A expenses totaled $13.9 million in the first quarter of 2013, $12.2 million in the first quarter of 2012 and $17.6 million in the fourth quarter of 2012. The overall decrease in G&A expenses from the fourth quarter of 2012 to the first quarter of 2013 was primarily due to higher performance related compensation expenses in the fourth quarter of 2012. G&A expenses were $5.10 per Boe in the first quarter of 2013, $7.60 per Boe in the first quarter of 2012 and $6.93 per Boe in the fourth quarter of 2012. Amortization of stock-based compensation, which is included in the aggregate G&A expenses, was $2.3 million, or $0.84 per Boe, in the first quarter of 2013 as compared to $1.6 million, or $0.99 per Boe, in the first quarter of 2012 and $3.7 million, or $1.46 per Boe, in the fourth quarter of 2012.

The Company’s derivative activities are detailed in the following table:

	Quarter Ended:
	3/31/2013	12/31/2012	3/31/2012
Derivative activities ($ in thousands):
Net cash settlement gain (loss)	$1,686	$3,761	$(1,291)
Non-cash unrealized mark-to-market net derivative gain (loss)	(16,298)	(3,165)	(17,295)

Net gain (loss) on derivative instruments	$(14,612)	$596	$(18,586)

The Company recorded non-cash charges for the impairment of oil and natural gas properties of $0.5 million in the first quarter of 2013 related to unproved property leases that expired or have been forecasted to expire under current drilling plans, as compared to $0.4 million in the first quarter of 2012 and $1.0 million in the fourth quarter of 2012.

Interest expense increased $7.3 million to $21.2 million for the first quarter of 2013 compared to the first quarter of 2012 and decreased $8 thousand compared to the fourth quarter of 2012. The $7.3 million increase was the result of additional interest expense from the Company’s issuance of 6.875% senior unsecured notes in July 2012. Capitalized interest totaled $0.8 million for the first quarter of 2013 and for both the first and fourth quarters of 2012.

Income tax expense was $31.1 million for the three months ended March 31, 2013, resulting in an effective tax rate of 37.5%. The Company’s income tax expense for the three months ended March 31, 2012 was recorded at 37.4% of pre-tax net income. The Company’s effective tax rate is expected to continue to closely approximate the statutory rate applicable to the U.S. and the blended state rate of the states in which the Company conducts business.

Adjusted EBITDA for the first quarter of 2013 was $191.4 million, an increase of $90.2 million, or 89%, over the first quarter of 2012 of $101.1 million, and a 17% increase over the fourth quarter of 2012 of $163.5 million. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.

For the first quarter of 2013, the Company reported net income of $51.9 million, or $0.56 per diluted share, as compared to net income of $16.4 million, or $0.18 per diluted share, for the first quarter of 2012. The Company’s first quarter 2013 results were impacted by several non-cash items, including a $16.3 million unrealized loss on derivative instruments and a $0.5 million impairment of oil and gas properties. Excluding these items and their tax effect, the first quarter 2013 Adjusted Net Income (non-GAAP) was $62.4 million, or $0.67 per diluted share. Excluding similar non-cash items and their tax effect, Adjusted Net Income (non-GAAP) for the first quarter of 2012 was $27.5 million, or $0.30 per diluted share. For a definition of Adjusted Net Income and a reconciliation of net income to Adjusted Net Income, see “Non-GAAP Financial Measures” below.

Updated Outlook for 2013

The following table provides an update to Oasis’ forward-looking guidance for 2013:

	New 2013 Ranges			Previous 2013 Ranges
Metric
Production (Boepd)
Full Year	31,000	–	34,000	30,000	–	34,000
2Q 13	29,000	–	31,000		N/A
Full Year Financial Metrics
LOE ($/Boe)	$6.25	–	$7.50	$5.75	–	$7.00
Marketing, transportation and gathering ($/Boe) (1)	$1.25	–	$1.60	$1.25	–	$1.60
G&A ($ in millions)	$75	–	$82	$75	–	$85
Production taxes (% of E&P Revenue)	9.0%	–	10.5%	9.5%	–	11.0%

(1)	Excludes non-cash valuation charge.

Additionally, the Company expects OMS revenues to continue to grow moderately in 2013, as more operated wells are connected to the gathering system and more salt water is disposed in its disposal wells. Oasis anticipates OMS operating expenses to grow in relative proportion to OMS revenues throughout 2013. Oasis budgeted $43 million for infrastructure related CapEx, which is now related to OMS expenditures for the year.

CapEx

The following table depicts the Company’s E&P CapEx by project area and total CapEx by category:

1Q 2013
CapEx ($ in thousands):
E&P CapEx by Project Area
West Williston	$136,370
East Nesson	82,429
Sanish	19,943

Total E&P CapEx	238,742
OWS	302
Other Non E&P (1)	1,303

Total Company CapEx (2)	$240,347

(1)	Non-E&P CapEx include such items as CapEx related to administrative capital and capitalized interest.
(2)

CapEx reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table above include accrued liabilities for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis.

Liquidity

On March 31, 2013, Oasis had total cash and cash equivalents of $166.0 million and short-term investments of $25.9 million. As of March 31, 2013, the Company had no outstanding indebtedness and $2.2 million of outstanding letters of credit issued under its revolving credit facility, resulting in an unused borrowing base capacity of $747.8 million. On April 5, 2013, the Company entered into a second amended and restated credit agreement (the “Second Amended Credit Facility”) and completed its semi-annual redetermination of the Company’s borrowing base. Pursuant to the Second Amended Credit Facility, the Company’s borrowing base increased from $750 million to $1,250 million. However, the Company elected to limit the lenders’ aggregate commitment to $900 million. The lenders’ aggregate commitment can be increased to the full $1,250 million borrowing base by increasing the commitment of one or more lenders.

Hedging Activity

As of May 7, 2013, the Company had the following outstanding commodity derivative contracts, all of which are priced off of WTI and settle monthly:

		Weighted Average Prices ($/Bbl)					Total
Current Hedged Volumes	Remaining Term	Sub-Floor	Floor	Ceiling	Swaps	BOPD	Barrels
2013
Partial Year
Put spread (no ceiling)	3 Months (May-Jun)	$65.00	$95.00			500	30,500
Full Year
Swaps	8 Months (May-Dec)				$95.05	5,500	1,347,500
Two-way collar	8 Months (May-Dec)		$86.82	$97.75		5,500	1,347,500
Three-way collar	8 Months (May-Dec)	$65.92	$92.45	$111.45		6,130	1,501,850
Put spread (no ceiling)	8 Months (May-Dec)	$71.03	$91.03			4,870	1,193,150

Total 2013 hedges (weighted average)		$68.15	$90.19	$104.97	$95.05		5,420,500

Implied total volume hedged (BOPD) for balance of 2013						22,124
2014
Full Year
Swaps	12 Months (Jan-Dec)				$92.34	2,500	912,500
Swaps with sub-floor	12 Months (Jan-Dec)	$70.00			$90.25	2,000	730,000
Two-way collar	12 Months (Jan-Dec)		$90.00	$94.90		1,000	365,000
Three-way collar	12 Months (Jan-Dec)	$70.67	$90.67	$105.81		7,500	2,737,500

Total 2014 hedges (weighted average)		$70.53	$90.59	$104.53	$91.41		4,745,000

Implied total volume hedged (BOPD) for balance of 2014						13,000

Conference Call Information

Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Wednesday, May 8, 2013
Time:	10:00 a.m. Central Time
Dial-in:	855-384-2828
Intl. Dial in:	706-634-0151
Conference ID:	42324355
Website:	www.oasispetroleum.com

A recording of the conference call will be available beginning at 1:00 p.m. Central Time on the day of the call and will be available until Wednesday, May 15, 2013 by dialing:

Replay dial-in:	855-859-2056
Intl. replay:	404-537-3406
Conference ID:	42324355

The conference call will also be available for replay at www.oasispetroleum.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600

Director – Finance

Oasis Petroleum Inc. Financial Statements

Oasis Petroleum Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

	3/31/2013	12/31/2012
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$165,989	$213,447
Short-term investments	25,891	25,891
Accounts receivable — oil and gas revenues	132,069	110,341
Accounts receivable — joint interest partners	80,826	99,194
Inventory	25,406	20,707
Prepaid expenses	1,422	1,770
Advances to joint interest partners	2,126	1,985
Derivative instruments	5,647	19,016
Other current assets	1,134	335

Total current assets	440,510	492,686

Property, plant and equipment
Oil and gas properties (successful efforts method)	2,487,198	2,348,128
Other property and equipment	136,676	49,732
Less: accumulated depreciation, depletion, amortization and impairment	(446,666)	(391,260)

Total property, plant and equipment, net	2,177,208	2,006,600

Derivative instruments	5,284	4,981
Deferred costs and other assets	23,716	24,527

Total assets	$2,646,718	$2,528,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$23,560	$12,491
Advances from joint interest partners	19,485	21,176
Revenues and production taxes payable	90,372	71,553
Accrued liabilities	197,326	189,863
Accrued interest payable	21,488	30,096
Derivative instruments	4,660	1,048
Deferred income taxes	—	4,558

Total current liabilities	356,891	330,785

Long-term debt	1,200,000	1,200,000
Asset retirement obligations	25,029	22,956
Derivative instruments	—	380
Deferred income taxes	213,783	177,671
Other liabilities	1,908	1,997

Total liabilities	1,797,611	1,733,789

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 93,730,917 issued and 93,596,984 outstanding at March 31, 2013; 93,432,712 issued and 93,303,298 outstanding at December 31, 2012	925	925
Treasury stock, at cost; 133,933 and 129,414 shares at March 31, 2013 and December 31, 2012, respectively	(3,952)	(3,796)
Additional paid-in-capital	660,350	657,943
Retained earnings	191,784	139,933

Total stockholders’ equity	849,107	795,005

Total liabilities and stockholders’ equity	$2,646,718	$2,528,794

Oasis Petroleum Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Quarter Ended:
	3/31/2013	12/31/2012	3/31/2012
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$241,651	$208,634	$137,906
Well services and midstream revenues	6,653	5,693	660

Total revenues	248,304	214,327	138,566
Expenses
Lease operating expenses	19,489	16,945	9,816
Well services and midstream operating expenses	2,914	4,670	477
Marketing, transportation and gathering expenses	3,389	1,974	2,569
Production taxes	22,089	19,546	13,266
Depreciation, depletion and amortization	66,261	65,951	38,886
Exploration expenses	1,857	79	2,835
Impairment of oil and gas properties	498	974	368
General and administrative expenses	13,854	17,568	12,199

Total expenses	130,351	127,707	80,416

Operating income	117,953	86,620	58,150

Other income (expense)
Net gain (loss) on derivative instruments	(14,612)	596	(18,586)
Interest expense, net of capitalized interest	(21,183)	(21,191)	(13,899)
Other income	780	2,339	598

Total other income (expense)	(35,015)	(18,256)	(31,887)

Income before income taxes	82,938	68,364	26,263
Income tax expense	31,087	25,774	9,822

Net income	$51,851	$42,590	$16,441

Earnings per share:
Basic and diluted	$0.56	$0.46	$0.18
Weighted average shares outstanding:
Basic	92,375	92,226	92,130
Diluted	92,651	92,509	92,231

Oasis Petroleum Inc.

Selected Financial and Operational Statistics

(Unaudited)

	Quarter Ended:
	3/31/2013	12/31/2012	3/31/2012
Operating results ($ in thousands):
Revenues
Oil	$231,675	$199,761	$131,376
Natural gas	9,976	8,873	6,530
Well services and midstream	6,653	5,693	660

Total revenues	248,304	214,327	138,566

Production data:
Oil (MBbls)	2,482	2,301	1,474
Natural gas (MMcf)	1,388	1,406	785
Oil equivalents (MBoe)	2,714	2,535	1,605
Average daily production (Boe/d)	30,153	27,556	17,633
Average sales prices:
Oil, without realized derivatives (per Bbl) (1)	$93.33	$86.82	$88.10
Oil, with realized derivatives (per Bbl) (1) (2)	94.01	88.45	87.23
Natural gas (per Mcf) (3)	7.18	6.31	8.32
Costs and expenses (per Boe of production):
Lease operating expenses (4)	$7.18	$6.68	$6.12
Marketing, transportation and gathering expenses (5)	1.23	1.03	0.74
Production taxes	8.14	7.71	8.27
Depreciation, depletion and amortization	24.42	26.01	24.23
General and administrative expenses	5.10	6.93	7.60

(1)	For the three months ended March 31, 2012, average sales prices for oil are calculated using total oil revenues, excluding bulk purchase sales of $1.5 million, divided by oil production.
(2)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.
(3)	Natural gas prices include the value for natural gas and natural gas liquids.
(4)	For the three months ended December 31, 2012 and March 31, 2012, lease operating expenses include salt water disposal income and operating expenses.
(5)	Excludes bulk oil purchase cost and non-cash valuation charge.

Oasis Petroleum Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Quarter Ended:
	3/31/2013	3/31/2012
	(In thousands)
Cash flows from operating activities:
Net income	$51,851	$16,441
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	66,261	38,886
Impairment of oil and gas properties	498	368
Deferred income taxes	30,987	9,822
Derivative instruments	14,612	18,586
Stock-based compensation expenses	2,289	1,591
Debt discount amortization and other	746	648
Working capital and other changes:
Change in accounts receivable	(3,360)	(26,038)
Change in inventory	(8,407)	(9,641)
Change in prepaid expenses	293	31
Change in other current assets	(232)	483
Change in accounts payable and accrued liabilities	15,009	10,775
Change in other current liabilities	—	(188)
Change in other liabilities	—	1,001

Net cash provided by operating activities	170,547	62,765

Cash flows from investing activities:
Capital expenditures	(217,678)	(269,975)
Derivative settlements	1,686	(1,291)
Redemptions of short-term investments	—	19,994
Advances to joint interest partners	(141)	655
Advances from joint interest partners	(1,691)	5,484

Net cash used in investing activities	(217,824)	(245,133)

Cash flows from financing activities:
Purchases of treasury stock	(156)	(1,181)
Debt issuance costs	(25)	(25)

Net cash used in financing activities	(181)	(1,206)

Decrease in cash and cash equivalents	(47,458)	(183,574)
Cash and cash equivalents:
Beginning of period	213,447	470,872

End of period	$165,989	$287,298

Supplemental non-cash transactions:
Change in accrued capital expenditures	$13,735	$22,336
Change in asset retirement obligations	2,048	2,867

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively.

	Quarter Ended:
	3/31/2013	12/31/2012	3/31/2012
Adjusted EBITDA reconciliation to Net Income ($ in thousands):
Net income	$51,851	$42,590	$16,441
Change in unrealized loss on derivative instruments	16,298	3,165	17,295
Interest expense	21,183	21,191	13,899
Depreciation, depletion and amortization	66,261	65,951	38,886
Impairment of oil and gas properties	498	974	368
Exploration expenses	1,857	79	2,835
Stock-based compensation expenses	2,289	3,706	1,591
Income tax expense	31,087	25,774	9,822
Other non-cash adjustments	49	54	—

Adjusted EBITDA	$191,373	$163,484	$101,137

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities ($ in thousands):
Net cash provided by operating activities	$170,547	$110,258	$62,765
Realized gain (loss) on derivative instruments	1,686	3,761	(1,291)
Interest expense	21,183	21,191	13,899
Exploration expenses	1,857	79	2,835
Debt discount amortization and other	(746)	(772)	(648)
Income taxes	100	(57)	—
Changes in working capital	(3,303)	28,970	23,577
Other non-cash adjustments	49	54	—

Adjusted EBITDA	$191,373	$163,484	$101,137

Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted Net Income as Net Income after adjusting first for (1) the impact of certain non-cash items, including changes in unrealized gains and losses on derivative instruments, impairment of oil and gas properties, and other similar non-cash charges, and then (2) the non-cash items’ impact on taxes based on the Company’s effective tax rates in the same period. Adjusted Net Income is not a measure of net income as determined by GAAP.

The following table provides a reconciliation of net income (GAAP) to Adjusted Net Income (non-GAAP):

	Quarter Ended:
	3/31/2013	12/31/2012	3/31/2012
	(In thousands, except per share amounts)
Net income	$51,851	$42,590	$16,441
Change in unrealized loss on derivative instruments	16,298	3,165	17,295
Impairment of oil and gas properties	498	974	368
Other non-cash adjustments	49	54	—
Tax impact (1)	(6,314)	(1,581)	(6,606)

Adjusted Net Income	$62,382	$45,202	$27,498

Adjusted earnings per share:
Basic	$0.68	$0.49	$0.30
Diluted	$0.67	$0.49	$0.30
Weighted average shares outstanding:
Basic	92,375	92,226	92,130
Diluted	92,651	92,509	92,231
Effective Tax Rate	37.5%	37.7%	37.4%

(1)	The tax impact is computed utilizing the Company’s effective tax rate on the adjustments for certain non-cash items.